Exhibit 99.3

The following is an excerpt from the script for the earnings conference call to be held at 5:00 p.m. Eastern Time on August 10, 2021 by Good Times Restaurants Inc. The following does not purport to be a complete statement or summary of the conference call.

Ryan M. Zink, President and Chief Executive Officer:

“Separately today, we issued a press release announcing that we expect to launch a tender offer to purchase up to 1,413,000 shares of our outstanding common stock at a price of $4.60 per share, for an approximate total amount of $6.5 million.  This tender offer is expected to commence on August 13, 2021 or soon thereafter and remain open for twenty business days.  The Company expects to fund share purchases from its existing cash and cash equivalents.  We believe this tender offer to be an effective means to return capital to our shareholders, while also allowing those shareholders who choose not to participate in the tender offer to share in a higher portion of our future potential.”

Additional Information Regarding the Tender Offer

This communication is for informational purposes only, is not a recommendation to buy or sell the Company’s common stock, and does not constitute an offer to buy or the solicitation of an offer to sell common shares of the Company. The tender offer described in this communication has not yet commenced, and there can be no assurances that the Company will commence the tender offer on the terms described in this communication or at all. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company expects to distribute to its shareholders and file with the Securities and Exchange Commission (“SEC”) upon commencement of the tender offer. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Once the tender offer is commenced, shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that the Company expects to file with the SEC at its website at www.sec.gov, from the Company at 651 Corporate Circle, Suite 200, Golden, CO 80401, (303) 384-1400, or by or by calling the Information Agent (to be identified at the time the offer is made) for the tender offer.